Exhibit 99.1

NEWS RELEASE	C2009-9
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE – July 22, 2009	Page 1

DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2009
FINANCIAL RESULTS

KANSAS CITY, MO (July 22, 2009) – Consolidated net income for DST Systems, Inc. (NYSE: DST) was $48.7 million ($0.97 per diluted share) for second quarter 2009 compared to $49.9 million ($0.85 per diluted share) for second quarter 2008.  Consolidated net income for the six months ended June 30, 2009 was $121.9 million ($2.44 per diluted share) compared to $122.1 million ($1.96 per diluted share) for the six months ended June 30, 2008.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $44.8 million ($0.90 per diluted share) for second quarter 2009 compared to $53.7 million ($0.91 per diluted share) for second quarter 2008, and $86.4 million ($1.73 per diluted share) for the six months ended June 30, 2009 compared to $108.9 million ($1.75 per diluted share) for the six months ended June 30, 2008.

Second quarter 2009 financial and operational highlights were as follows:

•
Consolidated operating revenues (excluding out-of-pocket reimbursements) decreased $22.1 million or 5.2% to $404.5 million as compared to second quarter 2008 primarily from a $13.6 million decline in Output Solutions and a $6.8 million decline in Financial Services.  The Output Solutions decline principally reflects lower items mailed and images produced.  The Financial Services decline resulted from lower international revenues from decreased demand for professional services and changes in foreign currency exchange rates (principally changes between the U.S. Dollar and the British Pound), reductions in mutual fund shareowner processing service revenues, data processing support revenues and AWD software license revenues, partially offset by the inclusion of $22.3 million of incremental operating revenues resulting from the consolidation of Argus Health Systems, Inc. (“Argus”) on March 31, 2009.

•
Total mutual fund shareowner accounts serviced at June 30, 2009 increased 1.5 million accounts or 1.3% from March 31, 2009 to 118.9 million accounts.  Registered accounts and subaccounts serviced by DST at June 30, 2009 were 110.0 million and 8.9 million, respectively.

•
Consolidated income from operations decreased $14.5 million or 17.5% to $68.5 million as compared to second quarter 2008, comprised of decreases of $12.6 million in Financial Services and $1.5 million in Output Solutions.  The decrease in Financial Services is attributable to an increase in deferred compensation costs of approximately $5.5 million (the effect of which is offset as unrealized appreciation on trading securities in other income, net), reduced earnings from international operations resulting from declines in professional service revenues and costs associated with reductions in staffing levels, reduced earnings from mutual fund shareowner processing, the consolidation of losses incurred by Argus since March 31, 2009, lower AWD software license revenue and from lower data processing support revenues.  The decrease in Output Solutions resulted from lower operating revenues.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 2

•
Equity in earnings of unconsolidated affiliates decreased $1.1 million or 9.5% to $10.5 million as compared to second quarter 2008 attributable to lower equity in earnings of BFDS and IFDS, partially offset by improved results in other unconsolidated affiliates.

•
Reported GAAP other income (expense), net reflected income of $11.2 million in second quarter 2009 as compared to expense of $2.5 million in second quarter 2008, an increase of $13.7 million.  Taking into account certain non-GAAP adjustments affecting both second quarter 2009 and 2008 results, other income reflected income of $4.8 million in second quarter 2009, an increase of $1.3 million as compared to second quarter 2008.  On this basis, the increase in other income as compared to second quarter 2008 is primarily from unrealized appreciation on marketable securities designated as trading (the effect of which is offset in Financial Services as an increase in costs and expenses), partially offset by lower dividend income and interest income, and higher accounts receivable securitization program costs associated with renewal fees that were expensed as incurred upon entering a new program with a new third-party, multi-seller, asset-backed commercial paper conduit in May 2009.

Dividend income during second quarter 2009 decreased $2.9 million as compared to second quarter 2008 primarily from a $2.6 million decline in dividend income from State Street Corporation (“State Street”).  The decline in State Street dividend income is attributable to a previously announced reduction in the quarterly dividend from $0.24 per share in second quarter 2008 to $0.01 per share in 2009 and, to a lesser extent, a lower amount of State Street shares held as DST sold approximately 730,000 shares in fourth quarter 2008.

The components of other income (expense), net are as follows (in millions):
	Three Months Ended
	June 30,
	2009	2008

Adjusted non-GAAP other income, net	$4.8	$3.5

Net gains (losses) on securities and other investments	4.3	(6.0)

Gain on extinguishment of senior convertible debentures	2.1
Reported GAAP other income (expense), net	$11.2	$(2.5)

The $4.3 million of net gains on securities and other investments for second quarter 2009 is comprised of net realized gains from sales of available-for-sale securities of $4.2 million, net unrealized gains on private equity funds and other investments of $1.3 million and other than temporary impairments on available-for-sale securities of $1.2 million.

The Company recorded a $2.1 million gain during second quarter 2009 associated with the repurchase of a portion of the Company’s senior convertible debentures at a discount to carrying value.  During second quarter 2009, the Company repurchased $61.4 million in principal amount of the original $540 million 4.125% Series A senior convertible debentures and approximately $12.7 million in principal amount of the original $300 million 3.625% Series B senior convertible debentures.  The outstanding amount of the Series A and Series B senior convertible debentures were $418.5 million and $168.3 million at June 30, 2009, respectively.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 3

Share-related activity during second quarter 2009 was as follows:

•
The Company had 49.7 million shares outstanding at June 30, 2009.  During second quarter 2009, the Company repurchased 10,000 shares of DST common stock for $365,128 or approximately $36.51 per share.  At June 30, 2009, there were approximately 2.4 million shares remaining under the existing share repurchase authorization plan.

•
Diluted shares outstanding for second quarter 2009 were 50.0 million shares, a decrease of 9.0 million shares or 15.3% from second quarter 2008, and an increase of 100,000 shares or 0.2% from first quarter 2009.  The decrease from second quarter 2008 is primarily attributable to shares repurchased after June 30, 2008, the absence of dilutive effects of the convertible debentures in 2009 resulting from the Company’s average share price during second quarter 2009 being less than the conversion price and lower dilutive effects of outstanding stock options.

•
Total stock options and restricted stock (“equity units”) outstanding at June 30, 2009 were 8.2 million, of which 5.7 million were stock options and 2.5 million were restricted stock.  Equity units decreased 100,000 units or 1.2% from March 31, 2009 and decreased 400,000 units or 4.7% from June 30, 2008.

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled “Description of Non-GAAP Adjustments” and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.  Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 4

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information” and detailed in the attached schedule titled “Description of Non-GAAP Adjustments.”

Segment Results

Financial Services Segment

Operating revenues for the Financial Services segment excluding out-of-pocket reimbursements (“OOP”) for second quarter 2009 decreased $6.8 million or 2.3% to $287.7 million as compared to second quarter 2008.  As previously mentioned, DST acquired the remaining 50% equity interest in Argus on March 31, 2009 and now consolidates Argus as a wholly-owned subsidiary.  The consolidation of Argus increased second quarter 2009 Financial Services operating revenues by $27.3 million as compared to the same period in 2008, but also resulted in the elimination of $5.0 million of data processing support services provided by DST to Argus as these now represent intercompany revenues.  Absent the $22.3 million incremental increase in operating revenues resulting from the consolidation of Argus, Financial Services operating revenues decreased $29.1 million during second quarter 2009 as compared to the same period in 2008.  On this basis, the decrease in Financial Services operating revenues is attributable to lower volumes of international professional services, changes in foreign currency exchange rates, lower mutual fund shareowner processing service revenues, lower AWD software license revenues, lower data processing support revenues and lower DST Health Solutions professional services revenues.

The volume of professional services provided to international financial services clients decreased from continued lower demand for these services amid difficult market conditions.  The effect on international financial services revenues from the change in foreign currency exchange rates between the U.S. Dollar, the British Pound and other foreign currencies reduced operating revenues by approximately $4.3 million as compared to second quarter 2008.  The net decrease in mutual fund shareowner processing service revenues resulted from lower levels of registered accounts serviced and lower TRAC participants processed (principally from a client internalizing its participant accounting operations during third quarter 2008), which were partially offset by 1) the recognition of a $2.1 million termination fee in connection with a previously announced deconversion of a full-service mutual fund client which occurred during the quarter and 2) higher levels of subaccounts serviced.  The decline in AWD software license fees is primarily attributable to strong sales in second quarter 2008 and lower demand in 2009.  Data processing support revenues decreased by approximately $2.5 million due to a previously announced expiration of a contract in June 2008.  The decrease in DST Health Solutions professional services is attributable to lower client demand for professional services.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 5

The following table summarizes mutual fund shareowner accounts serviced (in millions):

	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008

Registered accounts:
Non tax-advantaged	63.7	62.8	65.4	67.0
Tax-advantaged	46.3	45.9	45.8	47.4
	110.0	108.7	111.2	114.4

Subaccounts	8.9	8.7	8.9	5.4
Total	118.9	117.4	120.1	119.8

Registered accounts serviced increased 1.3 million accounts or 1.2% from the comparable amount at March 31, 2009, comprised of net increases in existing client accounts of 1.4 million and new client conversions of 1.0 million accounts, partially offset by conversions to non-DST platforms of 1.0 million accounts (600,000 accounts to non-DST registered account platforms and 400,000 accounts to non-DST subaccounting platforms) and conversions to DST’s subaccounting platform of 100,000 accounts.  Tax-advantaged accounts were 46.3 million at June 30, 2009, an increase of 400,000 accounts or 0.9% as compared to March 31, 2009.  Tax-advantaged accounts represent 42.1% of total registered accounts serviced at June 30, 2009 as compared to 41.4% at June 30, 2008.

Subaccounts serviced were 8.9 million at June 30, 2009, an increase of 200,000 subaccounts as compared to March 31, 2009.  The increase of 200,000 subaccounts serviced during second quarter 2009 is due to conversions of 100,000 registered accounts from TA2000 and increases in existing client subaccounts of 100,000.

The Company received three new client commitments during second quarter 2009 representing approximately 200,000 registered accounts which are expected to convert to TA2000 in 2010.  The Company anticipates that 600,000 new registered accounts will be converted to TA2000 in the second half of 2009.  DST’s subaccounting clients have indicated they plan to convert 1.0 million new subaccounts to TA2000 Subaccounting from non-DST platforms during the second half of 2009.  In addition, the Company expects 3.4 million registered accounts will convert to subaccounting platforms during the second half of 2009 of which 1.0 million will convert to TA2000 Subaccounting.

In summary, based on accounts serviced at June 30, 2009 and the conversion activity previously described (and without taking into account any other changes in accounts serviced during 2009), total accounts serviced at December 31, 2009 are estimated to be 118.1 million, which would be comprised of 107.2 million registered accounts and 10.9 million subaccounts.  The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors.  Actual results could differ from the Company’s estimates.

Defined contribution (“DC”) participants were 3.4 million at June 30, 2009, a decrease of 400,000 participants or 10.5% from March 31, 2009 and a decrease of 1.1 million participants or 24.4% from June 30, 2008.  As previously announced and mentioned above, an existing TRAC client internalized its participant accounting during third quarter 2008 resulting in the loss of approximately 1.0 million participants.  The decline in participants during second quarter 2009 represents a seasonal movement of terminated participants, partially offset by new participant enrollments.  As previously reported, the Company has new client commitments for approximately 1.1 million new participants, of which 200,000 are expected to convert in fourth quarter 2009 and the remainder in 2010.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 6

Pharmacy claims paid by Argus during second quarter 2009 were 94.8 million, a decline of 200,000 claims or 0.2%  as compared to first quarter 2009 and a decline of 12.7 million claims or 11.8% as compared to second quarter 2008.  The decline in pharmacy claims paid during 2009 as compared to 2008 is attributable to decreased members covered by Argus clients and from client deconversions in 2008.

Financial Services segment software license fee revenues are derived principally from DST Global Solutions, formerly known as DST International, (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions).  Operating revenues include approximately $10.8 million of software license fee revenues for second quarter 2009, a decrease of $4.8 million or 30.8% over the same period in 2008.  The decrease is primarily due to lower AWD and  investment management software license fee revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized.  Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Costs and expenses for second quarter 2009 were $219.6 million, an increase of $900,000 or 0.4% from the same period in 2008.  Excluding reimbursable operating costs of $12.9 million in second quarter 2009 and $19.0 million in second quarter 2008, costs and expenses increased $7.0 million or 3.5% to $206.7 million.  On this basis, the increase in costs and expenses is attributable to the consolidation of Argus on March 31, 2009, an increase in deferred compensation costs of approximately $5.5 million (the effect of which is offset as unrealized gains on trading securities in other income, net), the inclusion of costs from the acquisition of BlueDoor Technologies Pty Ltd. (“BlueDoor”) on November 14, 2008 and costs of approximately $2.7 million associated with reductions in international staffing levels, partially offset by the foreign currency exchange effects between the U.S. Dollar and other currencies of $5.4 million, lower compensation and benefit related costs at both international and domestic operations principally from lower staffing levels and lower travel related costs.  Depreciation and amortization costs decreased $1.2 million in second quarter 2009 as compared to the same period in 2008 attributable to certain assets becoming fully depreciated in 2009 and lower depreciation on capitalized software, partially offset by $1.5 million of increased intangible asset amortization expense from the acquisition of BlueDoor and Argus.

Financial Services segment income from operations for second quarter 2009 totaled $61.9 million as compared to $74.5 million in second quarter 2008, a decrease of $12.6 million or 16.9%.  $5.5 million of this decrease is attributable to an increase in deferred compensation costs (the effect of which is offset as unrealized appreciation on trading securities in other income, net).  Other significant factors were reduced earnings from international operations resulting from declines in professional service revenues and costs associated with reductions in staffing levels, the consolidation of losses incurred by Argus since March 31, 2009 resulting from lower paid claims processed, lower investment earnings on cash balances maintained on behalf of Argus clients and intangible amortization resulting from the purchase, lower AWD software license revenue, lower data processing support revenues and reduced earnings from mutual fund shareowner processing.  Operating margin for second quarter 2009 was 21.5% as compared to 25.3% for second quarter 2008.  Excluding the effect of the deferred compensation costs described above, operating margin would have been 22.9% for second quarter 2009 as compared to 24.8% for second quarter 2008.  International operations and losses from the consolidation of Argus were the primary reasons for the decline in operating margin.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 7

Output Solutions Segment

Output Solutions segment operating revenues (excluding OOP reimbursements) for second quarter 2009 were $117.5 million, a decrease of $13.6 million or 10.4% as compared to second quarter 2008, principally from lower items mailed and images produced in the U.S. and foreign currency exchange effects of approximately $2.5 million between the U.S. Dollar and both the British Pound and Canadian Dollar, partially offset by higher revenues from new Canadian clients.  Out-of-pocket reimbursements increased $10.5 million or 8.2% in second quarter 2009 to $137.8 million attributable to an increase in the number of clients where Output Solutions procures postage on behalf of the client, partially offset by lower volumes.

Items mailed during second quarter 2009 were 568.7 million, a decrease of 1.1% as compared to the same period in 2008.  The decrease in items mailed is primarily due to lower volumes from existing customers, but partially offset by volumes from new clients.  Images produced during second quarter 2009 were 3.1 billion, a decrease of 8.8% as compared to second quarter 2008.  The decrease in images is due to lower volumes from existing clients and certain telecommunications clients reducing the amount of transaction information included on invoices thereby lowering total images produced partially offset by new client volumes.

During second quarter 2009, Output Solutions received four new client commitments representing, when fully transitioned, approximately 300 million of aggregate packages annually (75 million packages quarterly), based on current volume levels.  Output Solutions began processing for two of the new clients during second quarter 2009 and mailed approximately 21.9 million packages on behalf of these new clients during the quarter.  Full conversion activities related to these four clients is expected to be completed during the third and fourth quarters of 2009.

Costs and expenses for second quarter 2009 were $239.4 million, a decrease of $2.1 million or 0.9% from the same period in 2008.  Excluding reimbursable operating costs of $137.8 million in second quarter 2009 and $127.3 million in second quarter 2008, costs and expenses decreased $12.6 million or 11.0% to $101.6 million.  Lower personnel and material costs from lower processing volumes, lower equipment costs from the implementation of owned digital print technologies and lower costs related to the effect of foreign currency exchange rates of approximately $2.3 million contributed to the decrease in second quarter 2009 as compared to 2008.  Depreciation and amortization increased $500,000 as compared to second quarter 2008 attributable to increased depreciation from equipment to support expanded postal processing offerings and new clients.

Output Solutions segment income from operations for second quarter 2009 totaled $5.9 million, a decrease of $1.5 million or 20.3% as compared to second quarter 2008, primarily from lower revenues.  Operating margin for second quarter 2009 was 5.0% as compared to 5.6% for second quarter 2008.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income, were $14.7 million for second quarter 2009, a decrease of $400,000 from second quarter 2008 primarily due to lower rental activities.  Income from operations for second quarter 2009 was $2.7 million, a decrease of $400,000 from second quarter 2008 attributable to lower revenues.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 8

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Six Months Ended*
	June 30,		June 30,
	2009	2008	2009	2008
BFDS	$3.1	$4.7	$6.8	$10.6
IFDS	4.0	4.8	6.4	8.3
Argus		0.1	(1.5)	0.4
Other	3.4	2.0	4.5	1.0
	$10.5	$11.6	$16.2	$20.3

*  Equity in losses of Argus Health Systems, Inc. is for the period January 1, 2009 through March 31, 2009, the date DST acquired the remaining 50% equity interest and consolidated Argus.

DST’s equity in BFDS earnings for second quarter 2009 decreased $1.6 million as compared to second quarter 2008 primarily from lower investment earnings, lower operating revenues resulting from lower shareowner accounts processed, and lease abandonment costs incurred in second quarter 2009 associated with consolidating operational facilities, partially offset by lower compensation and benefit related costs from lower staffing levels.  BFDS derives investment earnings related to cash balances maintained on behalf of customers.  Average daily balances invested by BFDS were $0.8 billion during second quarter 2009 as compared to $1.0 billion during second quarter 2008.  Average interest rates earned on the balances declined from 1.85% in second quarter 2008 to 0.16% in second quarter 2009.  The aggregate effect of these fluctuations resulted in an approximate $4.2 million decline in interest earnings by BFDS, which resulted in a decrease in DST’s equity in earnings of unconsolidated affiliates of $1.3 million.

DST’s equity in IFDS earnings for second quarter 2009 decreased $800,000 as compared to second quarter 2008.  The decrease in equity in earnings is primarily attributable to the foreign currency exchange effects between the U.S. dollar, the British Pound, the Canadian dollar and other currencies.  Higher revenues at IFDS UK from higher shareowner accounts serviced were partially offset by higher costs to support new clients.  A decline in IFDS Canada shareowner processing revenues during second quarter 2009, attributable to lower shareowner accounts serviced, was more than offset by a reduction in operating expenses resulting from client conversion costs incurred in second quarter 2008.  Shareowner accounts serviced by IFDS U.K. were 6.1 million at June 30, 2009, an increase of 100,000 accounts from March 31, 2009 and an increase of 300,000 accounts from June 30, 2008.  Shareowner accounts serviced by IFDS Canada were 10.5 million at June 30, 2009, a decrease of 100,000 accounts from March 31, 2009 and a decrease of 200,000 accounts from June 30, 2008.

As previously announced, DST acquired the remaining 50% equity interest in Argus on March 31, 2009 and no longer records equity in earnings of Argus, but consolidates Argus’ results into DST’s consolidated financial statements.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 9

DST’s equity in earnings of other unconsolidated affiliates was $3.4 million, an increase of $1.4 million primarily from improved results at certain other unconsolidated affiliates, partially offset by the absence of a gain recorded in second quarter 2008 related to the early extinguishment of debt at a real-estate joint venture.

Other income, net

Other income, net was $4.8 million in second quarter 2009, an increase of $1.3 million as compared to $3.5 million in second quarter 2008.  The increase in other income as compared to second quarter 2008 is primarily from unrealized appreciation on marketable securities designated as trading (the effect of which is offset in Financial Services as an increase in costs and expenses), partially offset by a $2.9 million decline in dividend income (principally from State Street) and a decline in interest income.  State Street reduced its quarterly dividend in 2009 to $0.01 per share as compared to $0.24 per share in 2008 and, when combined with DST’s sale of approximately 730,000 shares of State Street in fourth quarter 2008, resulted in $2.6 million of lower dividend income from State Street during second quarter 2009.  In addition, approximately $300,000 of lower dividend income was recorded in second quarter 2009 reflecting a reduction of dividends in other available-for-sale securities held.

Accounts receivable securitization program costs of approximately $800,000 associated with renewal fees were incurred upon replacing the existing $200 million program with a new $175 million program with a new third-party, multi-seller, asset-backed commercial paper conduit in May 2009.

Interest expense

Interest expense was $9.5 million for second quarter 2009, a decrease of $4.3 million from second quarter 2008, primarily from lower average interest rates.

Income taxes

The Company’s tax rate was 39.7% for second quarter 2009 as compared to 36.3% for second quarter 2008.  The second quarter 2009 tax rate was negatively impacted from valuation allowances against current year international operating losses and from lower dividend income, which is taxed at a lower effective tax rate.  The Company expects its tax rate to be approximately 39.4% for the full year 2009, which is 0.4% higher than the Company’s estimate after first quarter 2009 because of higher international losses.  The full year 2009 expected tax rate assumes continued valuation allowances on certain international operating losses and lower dividend income.

Accounting Standards

Earnings Per Share – Participating Securities

DST adopted FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”) on January 1, 2009.  Under FSP EITF 03-6-1, certain share-based payment awards that allow holders to receive dividends before they vest should be treated as participating securities.  Although unvested share-based payment awards with nonforfeitable rights to dividends have typically been included in the calculation of diluted EPS using the treasury stock method, these awards are now included in the calculation of basic EPS using the two-class method.  Because DST’s existing restricted stock awards allow holders the right to receive cash dividends, if any, on a 1:1 basis, DST is required to treat these awards as participating securities.  Upon adoption of FSP EITF 03-6-1 on January 1, 2009, DST applied this standard retrospectively to all periods prior to 2009.  The adoption of FSP EITF 03-6-1 resulted in increases in previously reported average common and diluted shares outstanding.  The increase in average common and diluted shares outstanding reduced previously reported basic and diluted earnings per share in those prior periods.  A comparison of diluted earnings per share as previously reported and as retrospectively restated is presented in the table below:

FOR IMMEDIATE RELEASE – July 22, 2009	Page 10

Upon adoption of FSP EITF 03-6-1 on January 1, 2009, DST applied this standard retrospectively to all periods prior to 2009.  The adoption of FSP EITF 03-6-1 resulted in increases in previously reported average common and diluted shares outstanding.  The increase in average common and diluted shares outstanding reduced previously reported basic and diluted earnings per share in those prior periods.  A comparison of diluted earnings per share as previously reported and as retrospectively restated is presented in the table below:

	As	As
	previously	retrospectively
	reported	restated
For the three months ended March 31, 2008	$1.12	$1.10

For the three months ended June 30, 2008	0.86	0.85
For the six months ended June 30, 2008	2.00	1.96

For the three months ended September 30, 2008	0.91	0.90
For the nine months ended September 30, 2008	2.91	2.86

For the three months ended December 31, 2008	1.43	1.41
For the year ended December 31, 2008	4.28	4.21

Earnings Per Share Proposed Accounting Standard

In August 2008, the FASB issued a revised exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  In April 2009, the FASB decided to pause the Earnings Per Share project and resume discussion towards the end of 2009.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the incremental shares to be issued from the assumed conversion of the convertible debentures issued in August 2003 in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $0.84 and $0.76 (versus GAAP reported earnings of $0.97 and $0.85) for the three months ended June 30, 2009 and 2008, respectively, and $2.05 and $1.76 (versus GAAP reported earnings of $2.44 and $1.96) for the six months ended June 30, 2009 and 2008, respectively.  The above information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (e.g., treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 11

* * * * *

The information and comments in this press release may include forward-looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements in this press release to reflect future events.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 12

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating revenues	$404.5	$426.6	$800.1	$857.4
Out-of-pocket reimbursements	149.5	146.3	314.8	303.3

Total revenues	554.0	572.9	1,114.9	1,160.7

Costs and expenses	454.5	458.9	912.7	931.7
Depreciation and amortization	31.0	31.0	59.3	61.6

Income from operations	68.5	83.0	142.9	167.4

Interest expense	(9.5)	(13.8)	(20.1)	(26.5)
Other income (expense), net	11.2	(2.5)	27.4	(6.9)
Equity in earnings of unconsolidated affiliates	10.5	11.6	16.2	20.3

Income before income taxes	80.7	78.3	166.4	154.3
Income taxes	32.0	28.4	44.5	32.2

Net income	$48.7	$49.9	$121.9	$122.1

Average common shares outstanding	49.7	54.2	49.7	56.4
Average diluted shares outstanding	50.0	59.0	49.9	62.2

Basic earnings per share	$0.98	$0.92	$2.45	$2.16
Diluted earnings per share	$0.97	$0.85	$2.44	$1.96

FOR IMMEDIATE RELEASE – July 22, 2009	Page 13

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Financial Services
Operating	$287.7	$294.5	$555.4	$581.3
OOP reimbursements	12.9	19.0	30.0	36.8
	$300.6	$313.5	$585.4	$618.1

Output Solutions
Operating	$117.5	$131.1	$244.5	$273.8
OOP reimbursements	137.8	127.3	286.0	266.5
	$255.3	$258.4	$530.5	$540.3

Investments and Other
Operating	$14.7	$15.1	$29.9	$30.1
OOP reimbursements	0.2	0.1	0.3	0.2
	$14.9	$15.2	$30.2	$30.3

Eliminations
Operating	$(15.4)	$(14.1)	$(29.7)	$(27.8)
OOP reimbursements	(1.4)	(0.1)	(1.5)	(0.2)
	$(16.8)	$(14.2)	$(31.2)	$(28.0)

Total Revenues
Operating	$404.5	$426.6	$800.1	$857.4
OOP reimbursements	149.5	146.3	314.8	303.3
	$554.0	$572.9	$1,114.9	$1,160.7

FOR IMMEDIATE RELEASE – July 22, 2009	Page 14

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income from operations
Financial Services	$61.9	$74.5	$127.9	$143.9
Output Solutions	5.9	7.4	13.1	21.2
Investments and Other	2.7	3.1	5.8	6.0
Elimination Adjustments	(2.0)	(2.0)	(3.9)	(3.7)
	$68.5	$83.0	$142.9	$167.4

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	June 30,	December 31,
Selected Balance Sheet Information	2009	2008

Cash and cash equivalents	$47	$79
Debt	1,331	1,435

	Six Months Ended June 30,
Capital Expenditures, by Segment	2009	2008

Financial Services	$21	$21
Output Solutions	17	10
Investments and Other	3	7

FOR IMMEDIATE RELEASE – July 22, 2009	Page 15

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  DST’s use of non-GAAP adjustments is further described in the section entitled “Use of Non-GAAP Financial Information.”

The following items, which occurred during the quarter ended June 30, 2009, have been treated as non-GAAP adjustments:

•
Other net gains, in the amount of $4.3 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax expense associated with these gains was approximately $1.7 million.  The $4.3 million of net gains on securities and other investments for second quarter 2009 is comprised of net realized gains from sales of available-for-sale securities of $4.2 million, net unrealized gains on private equity funds and other investments of $1.3 million and other than temporary impairments on available-for-sale securities of $1.2 million.

•	Gains in the amount of $2.1 million, associated with the repurchase and extinguishment of senior convertible debentures. The income tax expense associated with these gains was approximately $800,000.

In addition to the items that occurred in the quarter ended June 30, 2009 as described above, the following items, which occurred during the quarter ended March 31, 2009, have been previously reported as non-GAAP adjustments:

•
Gain on equity interest in Argus, in the amount of $41.7 million, included in other income, net associated with DST’s purchase of the remaining 50% interest of Argus on March 31, 2009 for $57.0 million in cash.  As required by generally accepted accounting principles, the Company adopted SFAS No. 141(R) Business Combinations (“SFAS 141R”) on January 1, 2009.  In accordance with SFAS 141R, the acquisition of the remaining 50% of Argus was treated as a step acquisition.  Accordingly, DST remeasured its previously held equity interest in Argus to fair value and recorded a $41.7 million gain.  In addition, the Company recorded an income tax benefit associated with this transaction of approximately $900,000 related to the elimination of deferred tax liabilities previously established for equity in earnings of Argus.  In accordance with SFAS No. 109, “Accounting for Income Taxes,” (“SFAS 109”), no income taxes were recorded on the $41.7 million gain on equity interest in Argus.

•
Other net losses, in the amount of $30.8 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $11.8 million.  The $30.8 million of net losses on securities and other investments for first quarter 2009 is comprised of net realized losses from sales of available-for-sale securities of $800,000, other than temporary impairments on available-for-sale securities of $25.6 million and net unrealized losses on private equity funds and other investments of $4.4 million.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 16

•
Gains in the amount of $3.7 million, associated with the repurchase and extinguishment of senior convertible debentures.  The income tax expense associated with these gains was approximately $1.4 million.

•
An income tax benefit of approximately $5.7 million resulting from a reduction in income tax related liabilities principally associated with the completion of an IRS examination in February 2009 for the tax years ended December 31, 2002 through 2005.

The following items, which occurred during the quarter ended June 30, 2008, have been treated as non-GAAP adjustments:

•
Other net losses, in the amount of $6.0 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $2.2 million.  The $6.0 million of net losses on securities and other investments for second quarter 2008 is comprised of net realized gains from sales of available-for-sale securities of $9.8 million, other than temporary impairments on available-for-sale securities of $10.0 million and net unrealized losses on private equity funds and other investments of $5.8 million.

In addition to the items that occurred in the quarter ended June 30, 2008 as described above, the following items, which occurred during the quarter ended March 31, 2008, have been previously reported as non-GAAP adjustments:

•
Other net losses, in the amount of $10.5 million, associated with realized and unrealized gains (losses) related to securities and other investments, which are included in other income (expense), net.  The income tax benefit associated with these losses was approximately $4.0 million.  The $10.5 million of net losses on securities and other investments for first quarter 2008 is comprised of net realized losses from sales of available-for-sale securities of $300,000 and other than temporary impairments on available-for-sale securities of $10.2 million.

•
An income tax benefit of approximately $23.6 million resulting from a reduction in the Company’s liabilities for FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB No. 109” (“FIN 48”).  The decrease in income tax related liabilities is principally related to the resolution of an IRS examination matter that was resolved in DST’s favor.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 17

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Three Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$68.5	$80.7	$48.7	$0.97

Adjusted to remove:

Included in non-operating income:

Net gains on securities and other investments		(4.3)	(2.6)	(0.05)
Gain on extinguishment of senior convertible debentures		(2.1)	(1.3)	(0.02)

Adjusted Non-GAAP income	$68.5	$74.3	$44.8	$0.90

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$83.0	$78.3	$49.9	$0.85

Adjusted to remove:

Included in non-operating income:

Net losses on securities and other investments		6.0	3.8	0.06

Adjusted Non-GAAP income	$83.0	$84.3	$53.7	$0.91

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

FOR IMMEDIATE RELEASE – July 22, 2009	Page 18

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS
Six Months Ended June 30,
(Unaudited - in millions, except per share amounts)

	2009
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$142.9	$166.4	$121.9	$2.44

Adjusted to remove:

Included in non-operating income:

Gain on equity interest in Argus Health Systems		(41.7)	(42.6)	(0.85)
Net losses on securities and other investments		26.5	16.4	0.33
Gain on extinguishment of senior convertible debentures		(5.8)	(3.6)	(0.07)
Reduction in income tax related liabilities			(5.7)	(0.12)

Adjusted Non-GAAP income	$142.9	$145.4	$86.4	$1.73

	2008
	Operating	Pretax	Net	Diluted
	Income	Income	Income	EPS

Reported GAAP income	$167.4	$154.3	$122.1	$1.96

Adjusted to remove:

Included in non-operating income:

Net losses on securities and other investments		16.5	10.4	0.17
Reduction in income tax related liabilities			(23.6)	(0.38)

Adjusted Non-GAAP income	$167.4	$170.8	$108.9	$1.75

Note: See the Description of Non-GAAP Adjustments section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.